EXHIBIT 99.1

                               MARGO CARIBE, INC.
                                  P.O. BOX 706
                                DORADO, PR 00646

                                                                    NEWS RELEASE

NASDAQ SYMBOL:  MRGO

FOR IMMEDIATE RELEASE

CONTACTS:     Michael Spector                        Alfonso Ortega
              (787) 883-2570, Ext. 24                (787) 883-2570, Ext. 33

                               MARGO CARIBE, INC.
                           ANNOUNCES LETTER OF INTENT
                            TO MERGE WITH ITRACT, LLC

Vega Alta, Puerto Rico, February 9, 2000 - Margo Caribe, Inc. ("Margo") (NASDAQ
Symbol: MRGO) announced today that it has entered into a non-binding letter of intent to merge with iTract, LLC, a privately held early-stage internet company building a communication tool that will allow its users to deliver rapidly a highly targeted marketing campaign using e-mail, fax and postal mail.

         Founded by its Chairman, Henry Kauftheil, iTract seeks to address the needs of businesses that seek more efficient, expedient and cost-effective ways to promote and communicate products and services to their target audiences. iTract will target small to medium sized businesses that want to reach thousands of potential customers for a fraction of the cost of traditional direct marketing. iTract's system will allow users to send out faxes, e-mails and postal mail in volume from the same document directly off the computer at the same time. iTract is also building a permission-based fax and e-mail list that is demographically organized and can be custom configured to meet the client's marketing needs.

         Under the proposed merger, iTract would merge with a new wholly-owned subsidiary of Margo. As a result of the merger, iTract shareholders would receive 88% of the issued and outstanding shares of common stock of Margo (on a fully diluted basis assuming exercise of all outstanding stock options) in exchange for all the common stock of iTract. Thus, following the merger, iTract shareholders would control Margo, holding 88% of the common stock of the company with Margo shareholders holding 12%. Prior to the effective time of the merger, all outstanding stock options held by officers, directors and employees of Margo would vest and become immediately exercisable. Margo would change its name following the merger to iTract, Inc. A majority of the Board of Directors of the merged company would be composed of members of iTract's Board of Directors and iTract's management would manage the merged company. In order for the merger to

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be effected on a tax free basis to shareholders, Margo would reincorporate as a
Delaware corporation prior to the effective time of the merger with iTract. The letter of intent does not provide for any break-up fee.

         It is a condition to the consummation of the Merger that Margo sell prior to the Merger its nursery and other operating businesses. In addition, as of the effective time of the merger, Margo must have at least $5 million in cash and cash equivalents and not be subject to liabilities exceeding $10,000 in the aggregate.

         In connection with the execution of the letter of intent, Michael J. Spector, President, Chief Executive Officer and the controlling shareholder of Margo, and other Margo shareholders have agreed to make a $2.0 million loan to International Commerce Exchange Systems, Inc. ("ICES"), an indirect parent company of iTract. The loan is payable in a single balloon payment on the closing day of the merger. If the merger is not consummated, such loan will be converted into common stock of ICES.

         The transaction is expected to close in the second quarter of 2000, subject to the negotiation of definitive agreements, the satisfactory completion of due diligence examinations, and the satisfaction of various other conditions customary and appropriate for this type of transaction, including the approval of the merger by the majority of Margo's and iTract's equity holders, the qualification of the merger as a tax-free reorganization for federal and Puerto Rico income tax purposes, continued listing of the shares on the NASDAQ Small Cap Market and obtaining an opinion from an investment banking firm satisfactory to Margo that the transaction is fair to Margo's shareholders from a financial point of view. The letter of intent provides that concurrent with the execution of the merger agreement, Michael J. Spector will agree to vote his Margo shares, representing approximately 66% of Margo's outstanding common stock, in favor of the merger. No assurance can be given that Margo will reach a definitive merger agreement or that, if reached, the parties will be able to satisfy the conditions to the consummation of the merger. If the parties do not execute a merger agreement within thirty (30) days, the letter of intent will be automatically terminated.

         Michael J. Spector, President and Chief Executive Officer of Margo said: "We believe iTract provides an outstanding opportunity for Margo's shareholders. This transaction would provide Margo's shareholders the opportunity to participate in the fast growth internet-based marketing industry."

         Henry Kauftheil, iTract's Chairman, added "iTract is designed to allow businesses to assemble and deliver a targeted electronic, fax or postal mailing without the high cost, long lead times and production headaches of conventional direct marketing. Our customers will be able to build sales, improve effective communications and reduce their marketing costs simultaneously. With the proposed merger, existing Margo shareholders will be able to participate in this opportunity, while iTract will be able to position itself to obtain the benefits of a public company with access to the capital markets."

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         Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Vega Alta and Barranquitas, Puerto Rico. The Company is also engaged in the sale of lawn and garden products and the provision of landscaping services and maintenance throughout Puerto Rico and the Caribbean. The Company manufactures potting soils and other lawn and garden bag goods under the Rain Forest trade name.

         Statements in this release that are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in Margo's filings with the Securities and Exchange Commission.